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                          EXPENSE LIMITATION AGREEMENT


         THIS EXPENSE LIMITATION AGREEMENT is made as of the 1st day of May, 1999 by and between FLAG INVESTORS SHORT-INTERMEDIATE INCOME FUND, INC., a Maryland corporation (the "Fund"), and INVESTMENT COMPANY CAPITAL CORP., a Maryland corporation (the "Advisor"), with respect to the following:

         WHEREAS, the Advisor serves as the Fund's investment advisor pursuant to an Investment Advisory Agreement dated September 1, 1997; and

         WHEREAS, the Advisor has voluntarily agreed to waive its fees and reimburse expenses so that the Fund's total annual operating expenses do not exceed 0.70% of the Class A Shares' average daily net assets and 0.45% of the Institutional Shares' average daily net assets; and

         WHEREAS, the Fund and the Advisor desire to formalize these voluntary fee waiver and expense reimbursement arrangements for a one year period beginning on May 1, 1999 and ending on April 30, 2000.

         NOW THERETOFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. The Advisor agrees to waive its fees and reimburse expenses for a one year period from May 1, 1999 to April 30, 2000 to the extent necessary so that Fund's total annual operating expenses do not exceed 0.70% of the Class A Shares' average daily net assets and 0.45% of the Institutional Shares' average daily net assets.

         2. Upon the termination of the Investment Advisory Agreement this Agreement shall automatically terminate.

         3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


[SEAL]


                                                FLAG INVESTORS SHORT-
                                                INTERMEDIATE INCOME FUND, INC.

Attest:/s/ Amy M. Olmert                        by:/s/ Harry Woolf
       -----------------                           ---------------
                                                By: Harry Woolf
                                                Title: President



                                                INVESTMENT COMPANY CAPITAL
                                                CORP.

Attest:/s/ Amy M. Olmert                        by:/s/ Edward J. Veilleux
       -----------------                           ----------------------
                                                By: Edward J. Veilleux
                                                Title: Executive Vice President